Exhibit 21.1

SUBSIDIARIES OF MGT CAPITAL INVESTMENTS, INC.

Name of Subsidiary	Jurisdiction of Organization

MGT Capital Investments (UK) Limited	England and Wales
MGT Investments (Gibraltar) Limited	Gibraltar
Medicsight plc	England and Wales
Medicsight Nominees Limited	England and Wales
Medicexchange Limited	England and Wales
Medicexchange Inc.	Delaware, USA
Medictrainer plc	England and Wales
HTTP Tech Inc.	New York, USA
Medical Vision Systems Inc.	Delaware, USA

Subsidiaries of Medicsight plc

Medicsight (International) Limited	Gibraltar
Medicsight KK	Japan
Medicsight USA Inc.	Tennessee, USA
Medicsight Pty Limited	Australia
Medicsight Asset Management Limited	England and Wales
Medicendo Limited	England and Wales
Medicsight FZE	UAE

Subsidiaries of Medicexchange Inc.

Medicexchange International Limited	Gibraltar
Medicexchange China	China

Subsidiary of Medicexchange Limited

Medicexchange (UK) Limited	England and Wales
On Team Asia Limited	Hong Kong

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